Exhibit 21.1
Subsidiaries of Align Technology, Inc.

The registrant’s principal subsidiaries as of December 31, 2017, are as follows:

Entity
Align Tech De Costa Rica, Costa Rica
Align Technology, B.V., Netherlands
Aligntech de Mexico, S. de, Mexico
Align Technology, Inc., Delaware
Malocclusion C.V., Netherlands